Exhibit 32.1
Woodward Governor Company
Section 1350 certifications
We hereby certify, pursuant to 18 U.S.C. Section 1350, that the accompanying Annual Report on Form 10-K for the period ended September 30, 2009, of Woodward Governor Company, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in the Annual Report on Form 10-K fairly presents, in all material respects, the financial condition and results of operations of Woodward Governor Company.

Date: November 20, 2009	/s/ Thomas A. Gendron
Thomas A. Gendron
Chairman of the Board, Chief Executive Officer, and President

Date: November 20, 2009	/s/ Robert F. Weber, Jr.
Robert F. Weber, Jr.
Chief Financial Officer and Treasurer